Exhibit 10.3

Execution Version

EXCHANGEABLE SHARE SUPPORT AGREEMENT

THIS EXCHANGEABLE SHARE SUPPORT AGREEMENT made as of July 27, 2026 among Uranium Royalty Corp., a corporation existing under the laws of the State of Delaware (“New URC”), UROY Callco ULC, an unlimited liability corporation existing under the laws of the Province of British Columbia (“Callco”), and UROY Exchangeco Ltd., a corporation existing under the laws of the Province of British Columbia (“Exchangeco”).

RECITALS:

A.	In connection with an arrangement agreement (the “Arrangement Agreement”) dated April 16, 2026 among URC and the Sweetwater Investors, Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares of URC pursuant to an arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Arrangement”) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

B.	Pursuant to the Arrangement Agreement, New URC, Callco and Exchangeco are required to enter into an exchangeable share support agreement (the “Agreement”) substantially in the form of this Agreement.

In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date of any Action and Computation of Time

If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day. References to time are to local time, Vancouver, British Columbia, Canada, unless otherwise specified.

1.5	Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

Article 2

COVENANTS OF NEW URC AND EXCHANGECO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by New URC or its affiliates are outstanding, New URC shall:

(a)	not take any action that will result in the declaration or payment of any dividend or make any other distribution on the New URC Shares unless:

(i)	Exchangeco shall (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend; or

(ii)	if the dividend or other distribution is a stock or share dividend or distribution of stock or shares, and if Exchangeco so chooses as an alternative to taking the action described in (i), in lieu of such dividend or other distribution on the New URC Shares, Exchangeco shall:

(A)	effect a corresponding, contemporaneous and economically equivalent subdivision of the outstanding Exchangeable Shares (as determined in accordance with the Exchangeable Share Provisions) (an “Equivalent Stock Subdivision”), and

(B)	have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise Exchangeco sufficiently in advance of the declaration by New URC of any dividend or other distribution on the New URC Shares and take all such other actions as are reasonably necessary or desirable, in co-operation with Exchangeco, to ensure that:

(i)	the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the New URC Shares; or

(ii)	the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock or share dividend or distribution of stock or shares, in lieu of such a dividend or other distribution on the New URC Shares;

(c)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to deliver or cause to be delivered New URC Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions;

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Trustee in accordance with applicable law to perform its obligations under the Voting and Exchange Trust Agreement, including, without limitation, all such actions and all such things as are reasonably necessary or desirable to enable and permit the Trustee in its capacity as trustee under the Voting and Exchange Trust Agreement to exercise such number of votes in respect of a New URC Meeting or a New URC Consent (as such terms are defined in the Voting and Exchange Trust Agreement) as is equal to the aggregate number of Exchangeable Shares outstanding at the relevant time other than those held by New URC and its affiliates;

(e)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit New URC or Callco, as the case may be, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit New URC or Callco, as the case may be, to deliver or cause to be delivered New URC Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be; and

(f)	not exercise its vote as a shareholder of Exchangeco to initiate the voluntary liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs.

2.2	Segregation of Funds

New URC will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay or otherwise satisfy its obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement or the Exchangeable Share Provisions. Exchangeco will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3	Reservation of New URC Shares

New URC hereby represents, warrants and covenants in favour of Exchangeco and Callco that New URC has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of New URC Shares (or other shares or securities into which New URC Shares may be reclassified or changed as contemplated by Section 2.7):

(a)	as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and

(b)	as are now and may hereafter be required to enable and permit each of New URC, Callco and Exchangeco to meet its obligations under the Voting and Exchange Trust Agreement, the Exchangeable Share Provisions and any other security or commitment relating to the Arrangement pursuant to which New URC may now or hereafter be required to issue or cause to be issued New URC Shares.

2.4	Notification of Certain Events

In order to assist New URC to comply with its obligations hereunder and to permit New URC or Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as applicable, Exchangeco shall notify New URC and Callco of each of the following events at the time set forth below:

(a)	in the event of any determination by the board of directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly upon the earlier of (i) receipt by Exchangeco of notice of, and (ii) Exchangeco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Exchangeco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)	as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law.

2.5	Delivery of New URC Shares

Upon notice from Callco or Exchangeco of any event that requires Callco or Exchangeco to deliver or cause to be delivered New URC Shares to any holder of Exchangeable Shares, New URC shall forthwith issue and deliver or cause to be delivered the requisite number of shares of New URC Shares for the benefit of Callco or Exchangeco, as appropriate, and Callco or Exchangeco, as the case may be, shall forthwith cause to be delivered the requisite number of New URC Shares to be received by or for the benefit of the former holder of the surrendered Exchangeable Shares. All such New URC Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim or encumbrance.

2.6	Qualification of New URC Shares

(1)	The shares of New URC to be issued or delivered upon the exchange, retraction or redemption of the Exchangeable Shares will not be eligible for the exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “U.S. Securities Act”). The shares of New URC issuable upon exchange, retraction or redemption of the Exchangeable Shares are expected to be issued outside the United States in offshore transactions pursuant to Regulation S under the U.S. Securities Act only to holders that provide the applicable confirmations required under the Exchangeable Share terms and related agreements. Shares of New URC so issued may be resold only pursuant to Regulation S, another available exemption or exclusion from the registration requirements of the U.S. Securities Act or pursuant to an effective resale registration statement under the U.S. Securities Act. New URC will use its commercially reasonable efforts to file, as promptly as practicable after the date the Arrangement declared effective, cause to be effective as promptly as practicable after the filing thereof, and cause to remain effective at all times that any shares of New URC to be issued or delivered to holders of the Exchangeable Shares remain outstanding, unless such shares of New URC can be sold without restriction under Rule 144, a resale registration statement on an appropriate form under the U.S. Securities Act for the shares of New URC issued or issuable in connection with the exchange, retraction or redemption of the Exchangeable Shares. Unless the resale registration statement is effective and a U.S. prospectus is available, any shares of New URC issued or delivered to a non-U.S. holder (whether as a registered or beneficial holder) in connection with an exchange, retraction or redemption of the Exchangeable Shares, the exercise by New URC or CallCo of any call rights with respect to the Exchangeable Shares, or the liquidation of ExchangeCo during the 6-month distribution compliance period under Regulation S of the U.S. Securities Act following the date of such delivery, may not be resold, and upon exchange of such Exchangeable Shares, a non-U.S. holder must comply with this limitation on resale prior to any exempted sale, including sales under Rule 144.

(2)	Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no New URC Shares shall be issued (and New URC will not be required to issue any New URC Shares) in connection with any liquidation, dissolution or winding-up of Exchangeco, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of New URC Shares would not be permitted by applicable laws.

2.7	Economic Equivalence

(1)	So long as any Exchangeable Shares not owned by New URC or its affiliates are outstanding:

(a)	New URC shall not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(b) of the Exchangeable Share Provisions:

(i)	issue or distribute New URC Shares (or securities exchangeable for or convertible into or carrying rights to acquire New URC Shares) to the holders of all or substantially all of the then outstanding New URC Shares by way of stock or share dividend or other distribution, other than an issue of New URC Shares (or securities exchangeable for or convertible into or carrying rights to acquire New URC Shares) to holders of New URC Shares (A) who exercise an option to receive dividends in New URC Shares (or securities exchangeable for or convertible into or carrying rights to acquire New URC Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding New URC Shares entitling them to subscribe for or to purchase New URC Shares (or securities exchangeable for or convertible into or carrying rights to acquire New URC Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding New URC Shares (A) shares or securities of New URC of any class other than New URC Shares (or securities convertible into or exchangeable for or carrying rights to acquire New URC Shares), (B) rights, options, warrants or other assets other than those referred to in Section 2.7(1)(a)(ii), (C) evidence of indebtedness of New URC or (D) assets of New URC;

unless, in each case, Exchangeco issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by New URC in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(b)	New URC shall not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(b) of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding New URC Shares into a greater number of New URC Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding New URC Shares into a lesser number of New URC Shares; or

(iii)	reclassify or otherwise change the New URC Shares or effect an amalgamation, merger, reorganization or other transaction affecting the New URC Shares;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by New URC in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Arrangement Agreement and the Plan of Arrangement.

(2)	The board of directors of Exchangeco shall determine, in good faith and in its sole discretion, acting reasonably (with the assistance of such financial or other advisors as the board of may determine), “economic equivalence” for the purposes of any event referred to in Section 2.7(1)(a) or Section 2.7(1)(b) and each such determination shall be conclusive and binding on New URC. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of Exchangeco to be relevant, be considered by the board of directors of Exchangeco:

(a)	in the case of any stock or share dividend or other distribution payable in New URC Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of New URC Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase New URC Shares (or securities exchangeable for or convertible into or carrying rights to acquire New URC Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each New URC Share and the Current Market Price of a New URC Share, the price volatility of the New URC Shares and the terms of any such instrument;

(c)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of New URC of any class other than New URC Shares, any rights, options or warrants other than those referred to in Section 2.7(2)(b), any evidences of indebtedness of New URC or any assets of New URC), the relationship between the fair market value (as determined by the board of directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding New URC Share and the Current Market Price of a New URC Share;

(d)	in the case of any subdivision, redivision or change of the then outstanding New URC Shares into a greater number of New URC Shares or the reduction, combination, consolidation or change of the then outstanding New URC Shares into a lesser number of New URC Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting New URC Shares, the effect thereof upon the then outstanding New URC Shares; and

(e)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of New URC Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(3)	Exchangeco agrees that, to the extent required, upon due notice from New URC, Exchangeco shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the New URC Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to New URC Shares (an “Offer”) is proposed by New URC or is proposed to New URC or its shareholders and is recommended by the board of directors of New URC, or is otherwise effected or to be effected with the consent or approval of the board of directors of New URC, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by New URC or Callco pursuant to the Redemption Call Right, New URC and Exchangeco will use reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than New URC and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of New URC Shares, without discrimination. Without limiting the generality of the foregoing, New URC and Exchangeco will use reasonable efforts in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem, or New URC or Callco to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a New URC Control Transaction.

2.9	New URC and Affiliates Not to Vote Exchangeable Shares

Each of New URC and Callco covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of New URC and Callco further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the BCBCA (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares; provided however, for further clarity, that this Section 2.9 shall not in any way restrict the right of New URC or any of its affiliates to vote their common shares of Exchangeco in accordance with the Exchangeable Share Provisions.

2.10	Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement, including without limitation the obligations of New URC contained in Section 2.8, shall limit the ability of New URC (or any of its affiliates) to make ordinary market or other voluntary purchases of New URC Shares in accordance with applicable laws and regulatory or stock exchange requirements.

2.11	Ownership of Outstanding Shares

Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(b) of the Exchangeable Share Provisions, New URC covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares not owned by New URC or its affiliates are outstanding, New URC will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of Exchangeco and Callco. Notwithstanding the foregoing, New URC shall not be in violation of this Section 2.11 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of New URC or the New URC Shares pursuant to any merger or similar transaction involving New URC pursuant to which New URC is not the surviving corporation.

Article 3

NEW URC SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by New URC or its affiliates are outstanding, New URC shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “New URC Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the New URC Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such New URC Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of New URC under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares;

and provided, however, for greater certainty, this Section 3.1 does not apply to a New URC Control Transaction which, if completed, will result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the New URC Successor and such other person that may then be the issuer of the New URC Shares shall possess and from time to time may exercise each and every right and power of New URC under this Agreement in the name of New URC or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of New URC or any officers of New URC may be done and performed with like force and effect by the directors or officers of such New URC Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of New URC (other than Exchangeco or Callco) with or into New URC, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of New URC (other than Exchangeco or Callco), provided that all of the assets of such subsidiary are transferred to New URC or another wholly-owned direct or indirect subsidiary of New URC, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of New URC among the shareholders of such subsidiary for the purpose of winding up its affairs, and (d) any such transactions are expressly permitted by this Article 3.

3.4	Successorship Transaction

Notwithstanding the foregoing provisions of this Article 3, in the event of a New URC Control Transaction:

(a)	in which New URC merges or amalgamates with, or in which all or substantially all of the then outstanding New URC Shares are acquired by, one or more other corporations;

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)	in which all or substantially all of the then outstanding New URC Shares are converted into or exchanged for shares or rights to receive shares (the “Other Shares”) of another corporation (the “Other Corporation”);

then all references herein to “New URC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “New URC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the New URC Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement, or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the New URC Control Transaction and the New URC Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

Article 4

GENERAL

4.1	Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than New URC and any of its affiliates.

4.2	Changes in Capital of New URC and Exchangeco

Notwithstanding the provisions of Section 4.4, at all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either New URC Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which New URC Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4	Amendments, Modifications

Subject to Section 4.2, Section 4.3 and Section 4.5 this Agreement may not be amended or modified except by an agreement in writing executed by New URC, Callco and Exchangeco and approved by the holders of the Exchangeable Shares in accordance with Section 12(b) of the Exchangeable Share Provisions. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5	Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all of the parties hereto if the board of directors of each of New URC, Callco and Exchangeco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	evidencing the succession of New URC Successors and the covenants of and obligations assumed by each such New URC Successor in accordance with the provisions of Article 3;

(c)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of New URC, Callco and Exchangeco, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(d)	making such changes or corrections hereto which, on the advice of counsel to New URC, Callco and Exchangeco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of New URC, Callco and Exchangeco shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

provided that no amendment or modification under this Section 4.5 shall adversely affect the rights or interests of the holders of the Exchangeable Shares without approval of the holders in accordance with Section 12(b) of the Exchangeable Share Provisions.

4.6	Meeting to Consider Amendments

Exchangeco, at the request of New URC, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

4.7	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by e-mail to the parties at the following addresses:

(a)	In the case of New URC, Callco or Exchangeco, at the following address:

Suite 2200, 1021 West Hastings Street

Vancouver, BC V6E 0C3

Attention:	Scott Melbye
e-mail:	[Redacted: personal information]

with copies (which shall not constitute notice) to:

Sangra Moller LLP

Attention:	Rod Talaifar
e-mail:	[Redacted: personal information]

and such notice or other communication shall be deemed to have been given and received (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery, or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

4.9	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10	Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising hereunder or related hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

URANIUM ROYALTY CORP.

By:	/s/ Damon Barber
Name:	Damon Barber
Title:	Director

UROY EXCHANGECO LTD.

By:	/s/ Damon Barber
Name:	Damon Barber
Title:	Director

UROY CALLCO ULC

By:	/s/ Damon Barber
Name:	Damon Barber
Title:	Director